EXHIBIT 99.1

Apyx Medical Corporation Reports Fourth Quarter and Full Year 2025 Financial Results

• Reported record total revenue of $19.2 million in the fourth quarter of 2025
• Scaling U.S. commercial launch of AYON Body Contouring SystemTM (AYON) to meet strong market demand
• Expect FY2026 total revenue in the range of $57.5 million to $58.5 million
• Management to host a conference call today at 8:00 a.m. ET

CLEARWATER, FL — March 10, 2026 - Apyx Medical Corporation (NASDAQ:APYX) (“Apyx Medical;” the “Company”), the leader in surgical aesthetics marketed and sold as Renuvion® and the AYON Body Contouring SystemTM (AYON), today reported financial results for its fourth quarter and full year ended December 31, 2025.

Recent Financial and Operating Highlights:

•	Reported record total revenue of $19.2 million in the fourth quarter of 2025, compared with $14.2 million in the same period last year.
◦

Surgical Aesthetics revenue increased to $16.7 million in the fourth quarter of 2025, compared with $12.1 million in the fourth quarter of 2024, which was mostly attributable to a nearly 50% increase in U.S. sales.

◦	OEM revenue was approximately $2.5 million in the fourth quarter of 2025, representing an increase of 15.6% from the same period last year.
•	Net loss attributable to stockholders of $1.3 million in the fourth quarter of 2025, compared with a net loss attributable to stockholders of $4.6 million for the fourth quarter of 2024.
•	Adjusted EBITDA was $0.7 million for the fourth quarter of 2025, compared with an Adjusted EBITDA loss of $2.2 million for the fourth quarter of 2024.
•	Scaling commercial sales of AYON across the U.S., following the launch in September 2025. Customer demand continues to exceed internal expectations. AYON is an all-in-one system that integrates advanced modalities to perform multiple functions seamlessly, removing unwanted fat, enhancing tissue contraction and addressing the full range of patient needs from contouring to aesthetic enhancement.
•	Submitted a new 510(k) premarket notification to the FDA in October 2025 for AYON label expansion to include power liposuction. Following discussions with the FDA, the Company now anticipates potential 510(k) clearance in mid-2026.

“We are making steady progress scaling the U.S. commercial program for AYON following its official launch in September 2025, with early customer interest and order activity continuing to exceed our internal expectations. This momentum contributed to more than 38% growth in our Surgical Aesthetics segment, including a nearly 50% increase in the U.S. market,” said Charlie Goodwin, President and Chief Executive Officer. “AYON’s all-in-one platform, which integrates multiple advanced modalities to support fat removal, tissue contraction, and a broad range of contouring and aesthetic procedures, continues to generate tremendous feedback from plastic and cosmetic surgeons as we expand our installed base. While significant progress has been made in a relatively short period of time, we believe this commercial opportunity is still in its very early stage. As awareness of AYON increases, we expect demand to accelerate and scale meaningfully. This is an exciting time for the Company, and our team, which is led by our recently appointed head of U.S. sales John Featherstone, is well positioned to support this growth.”

The following tables present revenue by reportable segment and geography:

	Three Months Ended				Year Ended
	December 31,				December 31,
(In thousands)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Surgical Aesthetics	$16,710	$12,099	$4,611	38.1%	$45,332	$38,606	$6,726	17.4%
OEM	2,454	2,123	331	15.6%	7,512	9,496	(1,984)	(20.9)%
Total	$19,164	$14,222	$4,942	34.7%	$52,844	$48,102	$4,742	9.9%

	Three Months Ended				Year Ended
	December 31,				December 31,
(In thousands)	2025	2024	$ Change	% Change	2025	2024	$ Change	% Change
Domestic	$14,950	$10,563	$4,387	41.5%	$38,801	$34,022	$4,779	14.0%
International	4,214	3,659	555	15.2%	14,043	14,080	(37)	(0.3)%
Total	$19,164	$14,222	$4,942	34.7%	$52,844	$48,102	$4,742	9.9%

Fourth Quarter 2025 Results:

Total revenue for the three months ended December 31, 2025 increased to $19.2 million, compared with $14.2 million in the prior year period. Surgical Aesthetics segment sales increased 38.1% or $4.6 million to approximately $16.7 million for the three months ended December 31, 2025, when compared with $12.1 million for the three months ended December 31, 2024. The Surgical Aesthetics sales increase was driven by sales of AYON in the U.S., as the Company commenced its commercial launch during September 2025, and sales of generators internationally. This increase was partially offset by decreases in domestic sales of generators, including upgrades to the Apyx One Console, where the purchase of AYON was not part of the sale, and decreased volume of single-use handpieces in the U.S.. Overall, domestic Surgical Aesthetics sales increased by nearly 50% from the prior year period. OEM segment sales increased 15.6%, or approximately $0.3 million, to $2.5 million for the three months ended December 31, 2025, when compared with $2.1 million for the three months ended December 31, 2024. While OEM segment sales increased from the same period in the prior year, with the focus on Surgical Aesthetics, the Company anticipates that the OEM segment revenue will decrease over time.

Gross profit for the three months ended December 31, 2025, increased to $12.0 million, compared with $9.0 million for the same period in the prior year. Gross margin for the three months ended December 31, 2025, was 62.6%, which was essentially flat when compared with 63.0% for the prior year period.

Operating expenses were flat at $12.0 million for the three-month periods ended December 31, 2025 and 2024. The changes in operating expenses year-over-year include a $0.2 million decrease in selling, general and administrative expenses and a $0.2 million decrease in research and development costs, which was offset by a $0.2 million increase in salaries and related costs and a $0.2 million increase in professional services expenses.

Other expense, net was $1.2 million for the three months ended December 31, 2025 as compared with $1.5 million in the prior year period. The decrease was primarily as a result of lower interest expense.

Income tax expense was essentially flat at $0.1 million for the three-month periods ended December 31, 2025 and 2024.

Net loss attributable to stockholders was $1.3 million, or $0.03 per share, for the three months ended December 31, 2025, compared with $4.6 million, or $0.12 per share, in the prior year period.

Adjusted EBITDA for the three months ended December 31, 2025 was $0.7 million as compared with an Adjusted EBITDA loss of $2.2 million for the three months ended December 31, 2024.

As of December 31, 2025 and 2024, the Company had cash and cash equivalents of $31.7 million. Management believes based on its projections, including the uptake of the AYON platform, working capital management and its strict cost controls, the Company will yield cash through 2027.

Full Year 2025 Results:

Total revenue for the full year ended December 31, 2025, increased 9.9% to $52.8 million, compared with $48.1 million for 2024. Surgical Aesthetics segment sales increased 17.4% to $45.3 million for the year ended December 31, 2025, compared with $38.6 million for 2024. The Surgical Aesthetics sales increase was driven by sales of AYON in the U.S., as the Company commenced its commercial launch during September 2025. This increase was partially offset by decreases in domestic sales of generators, including upgrades to the Apyx One Console, where the purchase of AYON was not part of the sale, and decreased volume of single-use handpieces. The OEM segment revenue decreased 20.9% to $7.5 million for the year ended December 31, 2025, compared with $9.5 million in 2024. The decrease in OEM sales was due to decreases in sales volume to existing customers.

Gross profit for the year ended December 31, 2025, increased to $33.0 million, compared with $29.4 million in the prior year period. Gross profit margin for the year ended December 31, 2025, was 62.5%, compared with 61.0% in the prior year. The increase in gross profit margins for the year ended December 31, 2025 from the prior year is primarily due to mix between the Company's two segments, with Surgical Aesthetics comprising a higher percentage of total sales and geographic mix, with domestic sales comprising a higher percentage of total sales. These increases were partially offset by tariffs that began affecting the Company in the second half of 2025.

Operating expenses decreased to $39.5 million for the year ended December 31, 2025, compared with $48.2 million in the prior year. The decrease in operating expenses was driven by a $3.3 million decrease in salaries and related costs, a $3.1 million decrease in selling, general and administrative expenses, a $1.7 million decrease in research and development expenses and a $0.6 million decrease in professional services expenses.

Other expense, net for the year ended December 31, 2025 was $4.4 million as compared with $4.5 million for the same period in 2024.

Income tax expense was flat at $0.3 million for the years ended December 31, 2025 and 2024.

Net loss attributable to stockholders was $11.2 million, or $0.27 per share, for the year ended December 31, 2025, compared with $23.5 million, or $0.66 per share, in the prior year.

Adjusted EBITDA loss for the years ended December 31, 2025 and 2024 were $3.8 million and $14.3 million, respectively.

Financial Guidance for Full Year 2026:

The Company announced its financial guidance targets for the year ending December 31, 2026:

•	Total revenue in the range of $57.5 million to $58.5 million. This is compared with $52.8 million reported for the year ended December 31, 2025.
◦	Total revenue guidance assumes:
▪	Surgical Aesthetics revenue is expected to be in the range of $53.0 million to $54.0 million. This is compared with approximately $45.3 million reported for the year ended December 31, 2025.
▪	OEM revenue is expected to be approximately $4.5 million. This is compared with approximately $7.5 million for the year ended December 31, 2025.
•	The Company continues to expect operating expenses of less than $45.0 million for the year ended December 31, 2026.

Conference Call Details:

Management will host a conference call at 8:00 a.m. Eastern Time on March 10, 2026 to discuss the results of the fourth quarter and full year 2025, and to host a question and answer session. To listen to the call by phone, interested parties may dial 800-717-1738 (or 646-307-1865 for international callers) and provide access code 81823. Participants should ask for the "Apyx Medical Corporation Call". A live webcast of the call will be accessible via the Investor Relations section of the Company’s website and via the following link:

https://viavid.webcasts.com/starthere.jsp?ei=1748508&tp_key=7d8d71c9d9

The webcast will be archived on the Investor Relations section of the Company’s website.

Investor Relations Contact:

Jeremy Feffer, Managing Director LifeSci Advisors

OP: 212-915-2568

jfeffer@lifesciadvisors.com

About Apyx Medical Corporation:

Apyx Medical Corporation is a surgical aesthetics company with a passion for elevating people’s lives through innovative products, including its Helium Plasma Platform Technology products marketed and sold as Renuvion® and the AYON Body Contouring SystemTM in the cosmetic surgery market and J-Plasma® in the hospital surgical market. Renuvion and J-Plasma offer surgeons a unique ability to provide controlled heat to tissue to achieve their desired results. The effectiveness of Renuvion and J-Plasma are supported by more than 90 clinical documents. The AYON Body Contouring System is an FDA-cleared, groundbreaking, surgeon-designed body contouring system that combines precision, versatility, and innovation in an all-in-one platform. It seamlessly integrates fat removal, closed loop contouring, electrosurgical capabilities and Renuvion for tissue contraction, empowering surgeons to deliver the most comprehensive body contouring treatments for patients. The Company also leverages its deep expertise and decades of experience in unique waveforms through OEM agreements with other medical device manufacturers. For further information about the Company and its products, please refer to the Apyx Medical Corporation website at ww.ApyxMedical.com.

About AYON Body Contouring System™:

AYON is a groundbreaking, surgeon-designed body contouring system that combines precision, versatility, and innovation in an all-in-one platform. It seamlessly integrates fat removal, closed loop contouring, and Renuvion’s tissue contraction and electrosurgical capabilities, empowering surgeons to deliver the most comprehensive body contouring treatments for patients. With advanced features like LIFT Technology for real-time adjustments and Renuvion for enhanced tissue contraction, AYON sets a new standard in surgical care, streamlining procedures and maximizing patient outcomes. Backed by Apyx Medical’s expertise and evidence-based design, AYON delivers consistent, reliable performance and an unmatched return on investment. As the first of its kind, AYON is revolutionizing body contouring and shaping the future of aesthetic surgery. In October 2025, the Company filed an additional 510(k) for the label expansion of AYON to include power liposuction.

Cautionary Statement on Forward-Looking Statements:

Certain matters discussed in this release and oral statements made from time to time by representatives of the Company may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and the Federal securities laws. Although the Company believes that the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to, projections of net revenue, margins, expenses, net earnings, net earnings per share, or other financial items; projections or assumptions concerning the possible receipt by the Company of any regulatory approvals from any government agency or instrumentality including but not limited to the U.S. Food and Drug Administration (the “FDA”), supply chain disruptions, component shortages, manufacturing disruptions or logistics challenges; or macroeconomic or geopolitical matters and the impact of those matters on the Company’s financial performance.

Forward-looking statements and information are subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Many of these factors are beyond the Company’s ability to control or predict. Important factors that may cause the Company’s actual results to differ materially and that could impact the Company and the statements contained in this release include but are not limited to risks, uncertainties and assumptions relating to the regulatory environment in which the Company is subject to, including the Company’s ability to gain requisite approvals for its products from the FDA and other governmental and regulatory bodies, both domestically and internationally; sudden or extreme volatility in commodity prices and availability, including supply chain disruptions; changes in general economic, business or demographic conditions or trends; changes in and effects of the geopolitical environment; liabilities and costs which the Company may incur from pending or threatened litigations, claims, disputes or investigations; and other risks that are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024 and the Company’s other filings with the Securities and Exchange Commission. For forward-looking statements in this release, the Company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The Company assumes no obligation to update or supplement any forward-looking statements whether as a result of new information, future events or otherwise.

APYX MEDICAL CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited) (In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Sales, net	$19,164	$14,222	$52,844	$48,102
Cost of sales	7,165	5,258	19,800	18,742
Gross profit	11,999	8,964	33,044	29,360
Other costs and expenses:
Research and development	944	1,117	3,373	5,080
Professional services	1,752	1,596	6,303	6,914
Salaries and related costs	4,667	4,467	14,011	17,353
Selling, general and administrative	4,625	4,832	15,803	18,858
Total other costs and expenses	11,988	12,012	39,490	48,205
Income (loss) from operations	11	(3,048)	(6,446)	(18,845)
Interest income	234	294	1,108	1,606
Interest expense	(1,407)	(1,653)	(5,589)	(5,907)
Other income (expense), net	16	(163)	92	(161)
Total other expense, net	(1,157)	(1,522)	(4,389)	(4,462)
Loss before income taxes	(1,146)	(4,570)	(10,835)	(23,307)
Income tax expense	94	89	270	252
Net loss	(1,240)	(4,659)	(11,105)	(23,559)
Net income (loss) attributable to non-controlling interest	59	(31)	106	(96)
Net loss attributable to stockholders	$(1,299)	$(4,628)	$(11,211)	$(23,463)

Loss per share:
Basic and diluted	$(0.03)	$(0.12)	$(0.27)	$(0.66)

Weighted average shares outstanding	42,163	38,215	41,095	35,542

APYX MEDICAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share data)

	December 31, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$31,740	$31,741
Trade accounts receivable, net of allowance of $1,020 and $1,000	16,776	15,480
Inventories, net of provision for obsolescence of $1,207 and $1,032	8,602	7,564
Prepaid expenses and other current assets	1,353	1,655
Total current assets	58,471	56,440
Property and equipment, net	2,371	1,987
Operating lease right-of-use assets	4,218	4,703
Finance lease right-of-use assets	28	48
Other assets	1,752	1,664
Total assets	$66,840	$64,842

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$3,058	$2,615
Accrued expenses and other current liabilities	8,214	7,751
Current portion of operating lease liabilities	407	335
Current portion of finance lease liabilities	21	20
Total current liabilities	11,700	10,721
Long-term debt, net of debt discounts and issuance costs	34,849	33,893
Long-term operating lease liabilities	4,051	4,483
Long-term finance lease liabilities	12	33
Long-term contract liabilities	1,050	1,118
Other liabilities	347	259
Total liabilities	52,009	50,507
Commitments and Contingencies (Note 17)
EQUITY
Preferred stock, $0.001 par value; 10,000,000 shares authorized; 0 issued and outstanding as of December 31, 2025 and December 31, 2024	—	—
Common stock, $0.001 par value; 75,000,000 shares authorized; 41,785,946 issued and outstanding as of December 31, 2025, and 37,793,886 issued and outstanding as of December 31, 2024	42	38
Additional paid-in capital	103,620	92,083
Accumulated deficit	(89,122)	(77,911)
Total stockholders’ equity	14,540	14,210
Non-controlling interest	291	125
Total equity	14,831	14,335
Total liabilities and equity	$66,840	$64,842

APYX MEDICAL CORPORATION
RECONCILIATION OF GAAP NET LOSS TO NON-GAAP ADJUSTED EBITDA
(Unaudited)

Use of Non-GAAP Financial Measure

The Company has presented the following non-GAAP financial measure in this press release: adjusted EBITDA. The Company defines adjusted EBITDA as its reported net loss attributable to stockholders (GAAP) plus income tax expense (benefit), interest income and expense, depreciation and amortization, stock-based compensation expense and other significant non-recurring items.

We present the following non-GAAP measure of adjusted EBITDA because we believe such measure is a useful indicator of our operating performance. Our management uses adjusted EBITDA principally as a measure of our operating performance and believes that this measure is useful to investors because it is frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We also believe that this measure is useful to our management and investors as a measure of comparative operating performance from period to period. The non-GAAP financial measure presented in this release should not be considered as a substitute for, or preferable to, the measures of financial performance prepared in accordance with GAAP.

	Three Months Ended		Year Ended
(In thousands)	December 31,		December 31,
	2025	2024	2025	2024
Net loss attributable to stockholders	$(1,299)	$(4,628)	$(11,211)	$(23,463)
Interest income	(234)	(294)	(1,108)	(1,606)
Interest expense	1,407	1,653	5,589	5,907
Income tax expense	94	89	270	252
Depreciation and amortization	221	142	655	599
Stock based compensation	500	838	2,001	4,013
Adjusted EBITDA	$689	$(2,200)	$(3,804)	$(14,298)